Exhibit 99.3

STATEMENT ON USES AND USEFULNESS OF NON-GAAP FINANCIAL MEASURES

Exhibits 99.1 and 99.2 to this Report on Form 8-K (the "Releases"), contain non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP.  Pursuant to the requirements of Regulation G, Entergy has provided quantitative reconciliations within the Releases and the presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Certain non-GAAP measures in the Releases could differ from GAAP only in that the figure or ratio states or includes operational earnings per share.  Operational earnings per share is presented for each of Entergy's major business segments as well as on a consolidated basis.  Operational earnings per share is not calculated in accordance with GAAP because it excludes the effect of "special items."  Special items reflect the effect on earnings of events that are less routine, are related to prior periods, or are related to discontinued businesses.  In the periods covered by the Releases, Entergy reported special items for: 1) expenses and dis-synergies incurred in connection with the plan to pursue the separation of Entergy's non-utility nuclear business and to enter into a nuclear services joint venture and 2) the dilutive effect of the unsuccessful remarketing of Entergy Corporation's equity units.  In addition, other financial measures including return on average invested capital (ROIC), return on average common equity (ROE), and net margin are included on both an operational and as-reported basis.  In each case, the metrics defined as "operational" would exclude the effect of special items as defined above.  Management believes financial metrics calculated using operational earnings provides useful information to investors in evaluating the ongoing results of Entergy's businesses and assists investors in comparing the company's operating performance to the operating performance of others in the energy sector.  Entergy management frequently references these non-GAAP financial measures in its decision-making, using them to facilitate historical and ongoing performance comparisons as well as comparisons to the performance of peer companies.

Other non-GAAP measures, total gross liquidity, net debt to net capital ratio, and net debt ratio including off-balance sheet liabilities are measures Entergy uses internally for management and board discussions, and cash budgeting and performance monitoring activities to gauge the overall strength of its business.  Entergy believes the above data provides useful information to investors in evaluating Entergy's ongoing financial flexibility, and assists investors in comparing the company's cash availability to the cash availability of others in the energy sector.

The non-GAAP financial measures and other reported adjusted items in Entergy's Releases are used in addition to, and in conjunction with, results presented in accordance with GAAP.  These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures.  These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.  Investors are strongly encouraged to review our consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.  Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.